FOR IMMEDIATE RELEASE

CONTACTS:
Investors — Scott Pond (801) 345-2657, spond@nuskin.com
Media — Kara Schneck (801) 345-2116, kschneck@nuskin.com

NU SKIN ENTERPRISES REPORTS SECOND-QUARTER 2015 RESULTS

PROVO, Utah — Aug. 6, 2015 — Nu Skin Enterprises, Inc. (NYSE: NUS) today announced second-quarter results with revenue of $560.2 million compared to $650.0 million in the prior-year period. Revenue in the quarter was negatively impacted 7 percent by foreign currency fluctuations. Revenue in the second quarter of 2014 included $76 million in limited-time offer product sales, while there were no significant limited-time offers during the second quarter of 2015. Earnings per share for the quarter were $0.75, compared to $0.32 in the prior-year period which included a $50 million inventory write-down and a $25 million foreign currency charge related to Venezuela.

"We are pleased the business performed at the high end of our expectations for the second quarter," said Truman Hunt, president and chief executive officer.  "Additionally, we are encouraged by growth in the number of sales leaders sequentially, including a 19 percent increase in sales leaders in Mainland China. We believe that this trend signals growing sales leader energy as we build toward the introduction of our new ageLOC products in the second half of the year.

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Nu Skin Enterprises, Inc.
Aug. 6, 2015

"Additionally, our financial performance and strong cash flow enabled us to repurchase approximately $50 million of shares in the second quarter. Overall, we are pleased with the direction of the business and continue to anticipate a return to revenue growth in the second half of the year."

Regional Results

The company's regional revenue results for the three-month periods ended June 30 are presented in the following table.

	2015	2014	% Change	Constant Currency % Change

Greater China	$200,136	$229,869	(13%)	(13%)
North Asia	172,943	195,995	(12%)	(2%)
Americas	83,468	89,911	(7%)	5%
South Asia/Pacific	68,023	81,653	(17%)	(9%)
EMEA	35,639	52,599	(32%)	(16%)

Total	$560,209	$650,027	(14%)	(7%)

The company's regional revenue results for the six-month periods ended June 30 are presented in the following table.

	2015	2014	% Change	Constant Currency % Change

Greater China	$387,503	$508,798	(24%)	(23%)
North Asia	345,009	391,456	(12%)	(4%)
Americas	163,340	169,820	(4%)	12%
South Asia/Pacific	138,840	152,847	(9%)	(2%)
EMEA	68,849	98,167	(30%)	(13%)

Total	$1,103,541	$1,321,088	(16%)	(10%)

The company's regional actives and sales leaders statistics are presented in the following table.

	As of June 30, 2015		As of June 30, 2014		% Increase (Decrease)
	Actives	Sales Leaders	Actives	Sales Leaders	Actives	Sales Leaders

Greater China	215,000	25,956	256,000	26,192	(16.0%)	(0.9%)
North Asia	387,000	16,991	393,000	17,186	(1.5%)	(1.1%)
Americas	180,000	7,892	189,000	7,627	(4.8%)	3.5%
South Asia/Pacific	120,000	7,279	120,000	7,450	─	(2.3%)
EMEA	113,000	4,042	121,000	4,468	(6.6%)	(9.5%)

Total	1,015,000	62,160	1,079,000	62,923	(5.9%)	(1.2%)

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Nu Skin Enterprises, Inc.
Aug. 6, 2015

"Actives" are persons who purchased products directly from the company during the previous three months.

"Sales Leaders" are independent distributors, and sales employees and independent marketers in China, who achieve certain qualification requirements.

Operational Performance

The company's operating margin for the quarter was 12.8 percent, compared to 8.4 percent in the second quarter of 2014. Gross margin during the quarter was 80.3 percent, versus 76.0 percent in the prior-year period. Last year's gross margin was unusually low due to the inventory write-down. Selling expenses were 42.7 percent of sales in the second quarter, compared to 43.6 percent in the prior-year period. General and administrative expenses were 24.8 percent of sales compared to 24.0 percent in the prior-year period. The company's effective income tax rate for the quarter was 35.3 percent, compared to 42.0 percent in the prior year. Last year's tax rate was abnormally high due to the tax impact of a foreign currency charge related to Venezuela. Cash and current investments at the end of the quarter were $303.9 million and debt was $252.1 million. Dividend payments during the quarter were $20.5 million. Cash flow from operations for the quarter was $85.4 million, and the company repurchased $49.6 million of its outstanding shares.

Outlook

"Sales leader enthusiasm continues to build for our upcoming limited-time product launches that include ageLOC Youth, our most advanced anti-aging supplement, as well as ageLOC Me, a unique anti-aging skin care system that enables consumers to personalize a daily regimen based on individual preferences and skin care needs," said Hunt. "These new ageLOC products will be highlighted at our global sales leader convention in early October, and we anticipate they will help drive healthy year-over-year growth in the second half of 2015.  We expect this momentum to continue as we begin to roll these products out on a full-time basis in 2016.
"We are also pleased with our progress in several key markets, particularly Mainland China, where we generated healthy sequential growth in both sales leaders and revenue. In the Greater China region, we will be rolling out our ageLOC Essentials line of cosmetic oils in the third quarter. As we move closer to our product launches, we expect positive trends to continue in our global sales force, and also anticipate growth in our active consumer base," concluded Hunt.

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Nu Skin Enterprises, Inc.
Aug. 6, 2015

"We project second-half local-currency revenue growth of approximately 15 percent," said Ritch Wood, chief financial officer. "Our prior guidance anticipated a negative foreign currency impact of 7 percent in the third and fourth quarters. We now project a negative impact of 10 to 11 percent. Given this impact, we anticipate third-quarter revenue will be in the $600 to $620 million range with earnings per share of $0.96 to $1.00. We anticipate annual revenue to be in the $2.40 to $2.44 billion range, with earnings per share of $3.47 to $3.55 which includes a $0.12 expense associated with the Venezuela foreign currency charge in the first quarter of this year. Excluding this charge, earnings guidance would be in the range of $3.59 to $3.67. Including currency impact, this guidance reflects second-half reported revenue growth of between 5 and 6 percent," concluded Wood.
The Nu Skin management team will host a conference call with the investment community on Aug. 6, 2015, at 5 p.m. (EDT). Those wishing to access the webcast, as well as the financial information presented during the call, can visit the Investor Relations page on the company's website at ir.nuskin.com. A replay of the webcast will be available at the same URL through Aug. 21, 2015.

About Nu Skin Enterprises, Inc.

Nu Skin Enterprises, Inc. demonstrates its tradition of innovation through its comprehensive anti-aging product portfolio, independent business opportunity and corporate social responsibility initiatives. The company's scientific leadership in both skin care and nutrition has established Nu Skin as a premier anti-aging company. The company's anti-aging products feature the ageLOC® line of products including ageLOC® Tru Face® Essence Ultra firming serum, the ageLOC® TR90® weight management and body shaping system, ageLOC® R2 nutritional supplement, and ageLOC® Transformation daily skin care system. A global direct selling company, Nu Skin operates in 53 markets worldwide and is traded on the New York Stock Exchange under the symbol "NUS." More information is available at http://www.nuskin.com.

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Nu Skin Enterprises, Inc.
Aug. 6, 2015

Please Note: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that represent the company's current expectations and beliefs. All statements other than statements of historical fact are "forward-looking statements" for purposes of federal and state securities laws and include, but are not limited to, statements of management's expectations regarding the company's performance, growth, new product introductions, sales force and consumer base; projections regarding revenue, earnings per share, foreign currency fluctuations and other financial items; statements of belief; and statements of assumptions underlying any of the foregoing. In some cases, you can identify these statements by forward-looking words such as "believe," "expect," "project," "anticipate," "estimate," "intend," "plan," "targets," "likely," "will," "would," "could," "may," "might," the negative of these words and other similar words.

The forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements or views expressed herein. These risks and uncertainties include, but are not limited to, the following:

•	any failure of current or planned initiatives or products to generate interest among our sales force and customers and generate sponsoring and selling activities on a sustained basis;
•	risk of foreign currency fluctuations and the currency translation impact on the company's business associated with these fluctuations;
•
risk that direct selling laws and regulations in any of our markets, including the United States and China, may be modified, interpreted or enforced in a manner that results in negative changes to our business model or negatively impacts our revenue, sales force or business, including through the interruption of sales activities, loss of licenses, imposition of fines, or any other adverse actions or events;

•
risks related to accurately predicting, delivering or maintaining sufficient quantities of products to support our planned initiatives or launch strategies, and increased risk of inventory write-offs if we over-forecast demand for a product or change our planned initiatives or launch strategies;

•
regulatory risks associated with the company's products, which could require the company to modify its claims or inhibit the company's ability to import or continue selling a product in a market if it is determined to be a medical device or if it is unable to register the product in a timely manner under applicable regulatory requirements;

•	adverse publicity related to the company's business, products, industry or any legal actions or complaints by the company's sales force or others;
•	unpredictable economic conditions and events globally;
•
any prospective or retrospective increases in duties on the company's products imported into the company's markets outside of the United States and any adverse results of tax audits or unfavorable changes to tax laws in the company's various markets; and

•	continued competitive pressures in the company's markets.

The company's financial performance and the forward-looking statements contained herein are further qualified by a detailed discussion of associated risks set forth in the documents filed by the company with the Securities and Exchange Commission. The forward-looking statements set forth the company's beliefs as of the date that such information was first provided and the company assumes no duty to update the forward-looking statements contained in this release to reflect any change except as required by law.

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Nu Skin Enterprises, Inc.
Aug. 6, 2015

NU SKIN ENTERPRISES, INC.
Consolidated Statements of Income (Unaudited)
For the Second Quarters Ended June 30, 2015 and 2014
(in thousands, except per share amounts)

	2015	2014

Revenue	$560,209	$650,027

Cost of sales	110,263	156,010

Gross profit	449,946	494,017

Operating expenses:
Selling expenses	239,449	283,575
General and administrative expenses	138,696	155,705
Total operating expenses	378,145	439,280

Operating income	71,801	54,737

Other income (expense), net	(2,758)	(21,119)
Income before provision for income taxes	69,043	33,618
Provision for income taxes	24,386	14,111

Net income	$44,657	$19,507

Net income per share:
Basic	$0.76	$0.33
Diluted	$0.75	$0.32

Weighted average common shares outstanding:
Basic	58,506	59,052
Diluted	59,713	61,118

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Nu Skin Enterprises, Inc.
Aug. 6, 2015

NU SKIN ENTERPRISES, INC.
Consolidated Statements of Income (Unaudited)
For the Six-Month Periods Ended June 30, 2015 and 2014
(in thousands, except per share amounts)

	2015	2014

Revenue	$1,103,541	$1,321,088

Cost of sales	215,318	262,654

Gross profit	888,223	1,058,434

Operating expenses:
Selling expenses	473,454	596,676
General and administrative expenses	274,322	305,824
Total operating expenses	747,776	902,500

Operating income	140,447	155,934

Other income (expense), net	(15,026)	(38,627)
Income before provision for income taxes	125,421	117,307
Provision for income taxes	44,482	42,946

Net income	$80,939	$74,361

Net income per share:
Basic	$1.38	$1.26
Diluted	$1.35	$1.22

Weighted average common shares outstanding:
Basic	58,747	58,961
Diluted	59,994	61,177

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Nu Skin Enterprises, Inc.
Aug. 6, 2015

NU SKIN ENTERPRISES, INC.
Consolidated Balance Sheets (Unaudited)
(in thousands)

	June 30, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$292,414	$288,415
Current investments	11,518	11,793
Accounts receivable	43,543	35,834
Inventories, net	305,027	338,491
Prepaid expenses and other	155,205	160,134
	807,707	834,667

Property and equipment, net	473,216	464,783
Goodwill	112,446	112,446
Other intangible assets, net	70,900	75,062
Other assets	138,351	127,476
Total assets	$1,602,620	$1,614,434

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$39,464	$34,712
Accrued expenses	306,319	300,847
Current portion of long-term debt	74,966	82,770
	420,749	418,329

Long-term debt	177,178	164,567
Other liabilities	100,808	89,100
Total liabilities	698,735	671,996

Stockholders' equity:
Class A common stock	91	91
Additional paid-in capital	418,243	414,394
Treasury stock, at cost	(933,040)	(862,608)
Accumulated other comprehensive loss	(63,251)	(51,521)
Retained earnings	1,481,842	1,442,082
	903,885	942,438
Total liabilities and stockholders' equity	$1,602,620	$1,614,434